EXHIBIT 6.1

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the “Agreement”) is executed and delivered on this ___ day of May 2021, by and between KNWN TECHNOLOGIES, INC., a Florida corporation (“KNWN”), the individual shareholders of Seller whose names appear on the signature pages (collectively “Selling Shareholders” or “Sellers”) and Aluf Holdings, Inc., a Nevada corporation (“Buyer” or “Aluf”).

RECITALS

1. The Selling Shareholders own Six Million Three Hundred Forty Four Thousand Six Hundred Twenty Three (6,344,623) shares (the “Shares”) of common stock of KNWN representing all of the issued and outstanding shares of Common stock of KNWN;

2. KNWN provides biometric identity as a solution software solutions and other identity related services to help businesses and consumers reduce losses from fraud hacks and breaches.

3. The Seller and Selling Shareholders desire to sell, assign and transfer unto Buyer all of the Selling Shareholders’ right, title and interest in and to the Shares on the terms and subject to the full satisfaction of all of the conditions contained herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

ACQUISITION AND SALE OF SHARES

1.1 Sale, Assignment and Transfer. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in section 1.3 hereof), Seller and Selling Shareholders shall sell, assign, transfer and set over unto Buyer, and Buyer shall purchase, all of the right, title and interest of the Selling Shareholders in and to all of the outstanding Shares of KNWN, free and clear of all liens, claims, security interests, pledges, encumbrances and equities of every kind except as agreed in Exhibit 2.

1.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares shall be TEN MILLION Dollars ($10,000,000) payable as follows:

(i)	NINE MILLION Dollars ($9,000,000), payable by cashier’s check or by wire transfer at Closing; and

(ii)

A note in the principal amount of ONE MILLION Dollars ($1,000,000), convertible into common stock of Purchaser, automatically converted upon completion of Purchaser up listing to NASDAQ or better, issued at a per share amount equal to the average closing price of the Purchaser’s common shares for the ten (10) consecutive trading days prior to initial listing date (“Issue Share Price”), collateralized by a pledge of the Shares. If up listing is not completed within 18-months from the Hard Closing date, the note is due and payable at that time plus interest of 6% per annum commencing on the Hard Closing date;

(iv)	Purchaser shall not assume any debts or liabilities of the Seller or KNWN except as agreed (see Exhibit 2);

(vi)

Immediately after closing, Purchaser will conduct a certified business valuation of KNWN by an independent third party reasonably acceptable to Sellers. In the event the valuation of KNWN is at least twelve million dollars ($12,000,000), Purchasers will issue to Sellers an additional convertible note in the principal amount of TWO MILLION DOLLARS, convertible into common stock of Purchaser, automatically converted upon completion of Purchaser up listing to NASDAQ or better, issued at the Issue Share Price, collateralized by a pledge of the Shares and if up listing is not completed within 18-months of the hard close date, the note is due and payable in cash at that time plus interest of 6% per annum.

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1.3 Closing Dates. The completion of the entire transaction shall be on or before the latter of August 31, 2021 or 90 days from the launch of the Reg A+ capital raise date of June 1, 2021.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS AND KNWN

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby (subject to the conditions set forth in Article 6 hereof), Sellers and KNWN, jointly and not severally, represents and warrants to the Buyer as follows:

2.1 Organization of Seller. KNWN is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to transact business as a domestic corporation and is in good standing in each of the jurisdictions requiring such qualification and in which the ownership, leasing or operation of KNWN’s assets or the conduct or nature of KNWN requires such qualification. Each of the Sellers have full power and authority to own and hold the Shares as they are now being owned and held.

2.2 Status and Effect of Delivery of the Shares. Each of the Sellers are the lawful owners of the Shares and have good title thereto, free and clear of all liens, claims, security interests, pledges, encumbrances and equities of every kind. Each of the Seller’s sole ownership interest in KNWN is represented by the Shares. Except for this Agreement, there are no outstanding rights, options, warrants, subscriptions or agreements of any kind to acquire from the Sellers any of the Shares and the Shares represent all of the issued securities of KNWN. There are no outstanding rights, options, warrants, subscriptions or agreement of any kind to acquire any securities from KNWN. The sale and assignment of the Shares by Sellers to the Buyer in accordance with this Agreement will vest title to the Shares in the Buyer, free and clear of all liens, security interests, pledges, encumbrances, claims and equities of every kind, except as agreed in Exhibit 2 and except as set forth in the Pledge Agreement.

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2.3 Authority. Each of the Sellers and KNWN have full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement by the Sellers and KNWN do not require any consent or authorization by any other person. This Agreement is, and each other agreement or instrument of Sellers and KNWN contemplated hereby will be, the legal, valid and binding agreement of KNWN and the Sellers, each enforceable in accordance with its respective terms except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting the enforcement of creditors’ rights generally, (b) to the extent that such enforceability is subject to the principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (c) the discretion of the court before which any enforcement proceedings may be brought (the “Enforceability Exceptions”).

2.4 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof or of any agreement or instrument contemplated hereby will, with or without the giving of notice or the passage of time, or both:

(i)

conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or loss of rights under, or result in the creation or imposition of any security interest, lien or other encumbrance upon any of the assets or properties of KNWN under, its Articles of Incorporation or By-Laws or any note, instrument, agreement, mortgage, lease, license, franchise, permit, judgment, order, award, decree or other authorization, right, restriction or obligation to which KNWN or any of the Sellers is a party or any of the assets or properties of KNWN is subject, or any statute, other law or regulatory provision affecting KNWN or any of the Sellers, assets or properties; or

(ii)

require the approval, consent, authorization or act of, or the making by KNWN of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or body except as set forth the filing of a Form D with the Securities and Exchange Commission (the “SEC”) and any applicable state notification filings.

2.5 Performance of Obligations. KNWN and the Sellers have delivered a true and correct copy of Seller’s Article of Incorporation, as amended, By-Laws, and corporate minute books to the Buyer (the “Organizational Documents”).

2.6 Shares. The Shares represent 6,344,623 issued and outstanding shares of common stock of KNWN. KNWN has 10,000,000 shares of Preferred Stock and 100,000,000 shares of Common Stock authorized and 6,344,623 issued and outstanding shares of common stock and no issued shares of Preferred Stock. According to the corporate records of KNWN, the issued and outstanding shares of common stock of KNWN are held as Set forth on the Shareholder Signature Page. All voting rights in KNWN are vested exclusively in its shares of common stock and no other securities. All of the issued and outstanding shares of common stock of KNWN are validly authorized and issued and are fully paid and non-assessable, free of preemptive rights, and have not been issued in violation of federal or state securities laws. There are no outstanding warrants, options, commitments or rights of any kind to acquire from KNWN any shares of its common stock or securities of any kind. Prior to the Closing Date, the Sellers or any other party do not have and will not have any obligation or right to acquire any of KNWN’s issued and outstanding shares of common stock or any other security issued by it from any holder thereof. There are no voting agreements, voting trust agreements or shareholder or similar agreements relating to any capital stock of KNWN.

2.7 Financial Statements. KNWN and the Sellers have delivered to the Buyer true and correct copies of the following financial statements (collectively, the “Financial Statements”) for all fiscal years since inception February 13, 2018: (i) the balance sheets of KNWN, the statement of operations for KNWN, statement of changes in stockholders’ equity and statement of cash flows of KNWN, and (ii) the, internally prepared balance sheet of KNWN as of December 31, 2020 and the statement of operations, statement of changes in stockholders’ equity and statement of cash flows. All such financial statements have been prepared in conformity with generally accepted accounting principles consistently applied (“GAAP”) (except for the statements set forth in (ii) which are subject to normal year-end adjustments) and present fairly in all material respects the financial condition and results of operations of KNWN for the respective periods indicated.

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2.8 No Undisclosed Liabilities. KNWN and the Sellers are not subject to any liability (including, without limitation, unasserted claims whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the March 31, 2021 Balance Sheet, other than (a) liabilities of the same nature as those set forth in such balance sheet and incurred in the ordinary course of KNWN’s business after December 31, 2020 and (b) those items not required to be accrued, footnoted or otherwise reserved for or disclosed under GAAP.

2.9 Operations Since December 31, 2020. Since December 31, 2020, there has been (i) no Material Adverse Effect in KNWN or its operations or financial condition except as noted in the financial statements set forth in Section 2.7 hereof, except for continuing net losses and cash flow deficits; and (ii) no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect the assets or properties or business of KNWN. For purposes of this Agreement “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition, assets, liabilities, or prospects of KNWN, or (b) the ability of KNWN or the Sellers to consummate the transactions contemplated in this Agreement on a timely basis. Since December 31, 2020, the Sellers have conducted the business of KNWN only in the ordinary course and in conformity with past practice.

2.10 Taxes. KNWN has timely filed all required federal, state, county and local income, excise, withholding, property, sales, use, franchise and other tax returns, declarations and reports which are required to be filed on or before the Closing Date and has paid or reserved for all taxes which have become due pursuant to such returns or pursuant to any assessment which has become payable except for taxes which it has contested in good faith. True and correct copies of all federal income tax returns of KNWN for all tax years ending on or before December 31, 2020 have been furnished to the Buyer. KNWN has not received a notice that any examination of or proceeding with respect to any tax return or report of KNWN is currently in progress and there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of KNWN.

2.11 Title to Property. KNWN has good title to all of its assets and properties, free and clear of all liens, claims, charges, encumbrances, security interests, defects in title, equities, covenants and other restrictions of any kind except for (a) encumbrances which individually and in the aggregate do not have a Material Adverse Effect on any asset individually or the business of KNWN in the aggregate or (b) the lien of taxes not yet due and payable.

2.12 No Violations, Litigation or Regulatory Action.

(i)

KNWN has complied in all material respects with all material laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any federal, state, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality which are applicable to the business of KNWN;

(ii)

There are no lawsuits, claims, suits, proceedings or investigations pending or, to the best of KNWN and each of the Seller’s knowledge, threatened against KNWN or any of the Sellers relating to the business of KNWN.

(iii)

There is no action, suit or proceeding pending or, to the best of KNWN and each of the Seller’s knowledge, threatened against KNWN or any Seller, which questions the legality or propriety of the transactions contemplated by this Agreement or which may have a Material Adverse Effect on KNWN or any of the Seller’s ability to perform its obligations hereunder.

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2.13 Personal Property. All of the material assets and properties of KNWN are in good operating condition, ordinary wear and tear excepted, and are sufficient to carry on the business of KNWN as it is now conducted.

2.14 Broker or Finder. Neither KNWN, any of the Sellers, nor any person acting on their behalf has paid or become obligated to pay any fee, commission or other expense to any broker, finder or intermediary for or on account of the transactions contemplated hereby or in connection with Buyer’s acquisition of the Shares.

2.15 Disclosure. None of the representations or warranties of KNWN or any of the Sellers contained herein, none of the information contained in the Exhibits, and none of the other information or documents furnished or to be furnished to the Buyer or any of its representatives by KNWN, the Sellers, or their representatives, is false or misleading in any material respect herein or therein or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to KNWN and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby (subject to the conditions set forth in Article 7 hereof), the Buyer represents and warrants to KNWN and the Sellers as follows:

3.1 Organization of Buyer. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada.

3.2 Authority. The Buyer has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement by the Buyer does not require any consent or authorization by any other person. This Agreement is, and each other agreement or instrument of the Buyer contemplated hereby will be, the legal, valid and binding agreement of the Buyer, each enforceable in accordance with its respective terms except for the Enforceability Exceptions.

Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof or of any agreement or instrument contemplated hereby will, with or without the giving of notice or the passage of time, or both:

(i)

conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or loss of rights under, or result in the creation or imposition of any security interest, lien or other encumbrance upon any of the assets or properties of the Buyer under, its Articles of Incorporation, By-laws or, or any note, instrument, agreement, mortgage, lease, license, franchise, permit, judgment, order, award, decree or other authorization, right, restriction or obligation to which the Buyer, or any other partner of the Buyer is a party or any of the assets or properties of the Buyer is subject, or any statute, other law or regulatory provision affecting the Buyer, its assets or properties; or

(ii)

require the approval, consent, authorization or act of, or the making by the Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or body except as set forth the filing of a Form D with the SEC and any applicable state notification filings.

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3.3 No Litigation. There is no action, suit or proceeding pending or, to the best knowledge of the Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

3.4 No Broker or Finder. Neither the Buyer nor any person acting on its behalf has paid or becomes obligated to pay any fee, commission or other expense to any broker, finder or intermediary as a result of the transaction contemplated hereby.

3.5 Investment Representation. The Buyer is purchasing the Shares for its own account and without any present view to distribute or resell same, except as permitted under section 10.5(i) hereof.

3.6 Buyer’s Financial Qualification. Buyer has, and on the Closing Date will have, the requisite financial resources to fully and completely undertake and perform Buyer’s obligations under this Agreement, including the payment of the Purchase Price to Seller subject to the financing contingency set forth in section 6.5 hereof.

3.7 Public Reports. Buyer has filed all forms, reports, statements, certifications, and other documents required to be filed by it with the appropriate regulatory bodies or applicable United States federal securities Laws (“Public Reports”). As of their respective filing dates, the Public Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. None of the Public Reports when filed and, if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference or necessary in order to make the statements that are made in them, in the light of the circumstances under which they were made, not misleading.

3.7 Disclosure. None of the representations or warranties of the Buyer contained herein and none of the other information or documents furnished or to be furnished to KNWN or the Sellers or any of their representatives by the Buyer or its representatives, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

ARTICLE 4

ACTIONS PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

4.1 Acquisition Analysis by the Buyer. KNWN and the Sellers shall afford to the officers, employees and authorized representatives (including, without limitation, independent public accountants and attorneys) of the Buyer and its agents, at the Buyer’s sole expense, reasonable access upon reasonable notice and during normal business hours to contact employees of KNWN, inspect and make copies of KNWN’s books and records reasonably requested by the Buyer, to inspect the physical assets and operations of KNWN.

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4.2 Preserve Authority of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article 2 or 3 of this Agreement inaccurate or untrue as of the Closing Date and shall use its best efforts to keep such representations and warranties true and correct. Each party shall promptly notify the other upon its discovery of any inaccuracy of any representation or warranty hereunder and shall commence to diligently remedy such inaccuracy to the extent such remedy is practical. Such notification shall not be deemed a modification or waiver of the representation and warranty.

4.3 No Public Announcements. Neither of the parties hereto shall, without the approval of the other party (which may be unreasonably withheld), make any press release or other public announcement concerning the transaction contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

4.5 Exclusive Dealing. KNWN and the Sellers and their affiliates shall deal exclusively with the Buyer with respect to the sale of the Shares and shall not solicit, encourage or entertain offers or inquiries (nor shall KNWN or the Sellers nor any of their affiliates authorize or permit any shareholder, director, officer, employee, attorney, accountant or other representative or agent to solicit, encourage or entertain offers or inquiries) from other possible acquiring companies, persons or entities, or provide information to or participate in any discussions or negotiations with any companies, persons or entities with a view to an acquisition of the Shares.

ARTICLE 5

OTHER AGREEMENTS

5.1 Accounting Transition. After the Soft Closing, the parties shall cooperate as reasonably necessary to effect a smooth accounting transition of KNWN to the Buyer’s accountants and agents. The parties will cause the financial books and records of KNWN to be closed as close as possible to the Closing Date. Accounting methods shall be used in closing such books which shall be consistent with those methods used in prior years and which do not have the effect of distorting income or expenses, except that state, local and other taxes based on items other than income or sales shall be computed for the twelve (12) months beginning January 1, 2021, and prorating on a time basis for the different short years.

5.2 Employment Agreements.

(i)

At the Hard Closing Date, certain key employees of KNWN set forth on Exhibit C (the “Key Employees”) shall enter into Employment Contracts with the Buyer each with terms for not less than a period of two (2) years commencing upon the Closing Date, providing a salary and benefits (including employee stock options) comparable to other members of Buyer’s senior management in comparable positions. The terms and provisions of those Employment Contracts, and the salary, benefits and employee stock options, between Buyer and key employees of KNWN shall be negotiated by the Buyer and the Sellers prior to Closing.

(ii)

The Key Employees shall also each be required to execute a non-compete agreement in which they agree not to compete in a similar business of the Buyer with the exception of any business that a Key Employee is already engaged in as previously disclosed to Buyer and as set forth in such agreement. The term of the non-compete agreement shall be for a period of not less than two (2) years commencing upon the termination of their employment contract with Buyer and shall contain such other provisions such severance aligned with the non-compete term and other provisions as shall be mutually agreed upon prior to Closing.

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ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement to consummate the transactions herein contemplated are subject to the satisfaction on or prior to the Closing of the following conditions, unless waived in writing by the Buyer (except the condition set forth in section 6.4(ii) which cannot be waived):

6.1 No Misrepresentation of Breach of Covenants and Warranties. There shall have been no material breach by KNWN or any of the Sellers in the performance of any of their covenants and agreements herein; each of the representations and warranties of KNWN and the Sellers contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement; and there shall have been delivered to the Buyer a certificate or certificates to that effect, dated the Closing Date, signed by and on behalf of Seller by its President or principal executive officer.

6.2 Corporate Action. KNWN and the Sellers shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and KNWN shall have furnished the Buyer with certified copies of the resolutions adopted by the Board of Directors and the stockholders of KNWN, authorizing the performance by KNWN of the transactions contemplated hereby, in form and substance reasonably satisfactory to counsel for the Buyer.

6.3 No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

6.4 Other Closing Date Documents. KNWN and the Sellers shall deliver to the Buyer on the Soft Closing Date other customary closing documents necessary to effect the transactions contemplated herein including without limitation: (a) the documents set forth in Section 1.4(i), (b) certificates of good standing of KNWN given by the Secretary of State of Florida dated no more than thirty (30) days prior to the Closing Date, (c) resignations of directors and officers of KNWN, if any, requested by the Buyer, provided that Eric Dresdale shall remain chief executive officer and a director, and (d) appointments of new directors and officers of KNWN by prior directors of KNWN (simultaneous with the Closing), if any, requested by the Buyer.

6.5 Financing Contingency. The obligation of the Buyer to perform in accordance with this Agreement shall be subject to the completion of satisfactory financing arrangements required to provide the funding necessary to pay the cash portion of the consideration contemplated in Section 1.2 herein. In the event that the Buyer is unable to complete satisfactory financing arrangements required to provide the funding necessary to pay the cash portion of the “Purchase Price,” any of KNWN or the Sellers may terminate the Agreement pursuant to Section 9.1(vi) hereof.

6.6 Cash and Taxes Available. There shall be sufficient cash and working capital on hand at Closing to allow KNWN to continue to operate in the ordinary course of business consistent with past practices after the injection of working capital cash from the Buyer. The amount of working capital to be on hand at the date of Closing shall be a minimum of FIVE HUNDRED THOUSAND dollars as mutually agreed upon in section 1.2(b), in addition to the amount of working capital as set forth on the KNWN balance sheet as of May 17, 2021 provided by KNWN to the Buyer.

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ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF KNWN AND THE SELLERS

The obligations of the KNWN and the Sellers under this Agreement to consummate the transactions herein contemplated are subject to the satisfaction on or prior to the Soft Closing of the following conditions, shall, at the option of KNWN and the Seller, be subject to the satisfaction, on or prior to the Soft Closing Date, of the following conditions, unless waived in writing by each of KNWN and the Sellers (except the conditions set forth in section 7.4 which cannot be waived):

7.1 No Misrepresentations or Breach of Covenants and Warranties. There shall have been no material breach by the Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date except for changes therein specifically permitted by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, and signed on behalf of the Buyer by its CEO or principal executive officer.

7.2 Corporate Action. The Buyer shall have taken all action necessary to approve the transactions contemplated by this Agreement, and the Buyer shall have furnished KNWN and each of the Sellers with copies of resolutions adopted by the Board of Directors of the Buyer authorizing the performance by the Buyer of the transactions contemplated hereby, in form and substance reasonably satisfactory to counsel for KNWN and the Sellers.

7.3 No Restraint or Litigation. No action, suit or proceeding shall have been instituted or threatened by any third party or governmental agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

7.4 Other Soft Closing Date Documents. The Buyer shall deliver to KNWN and the Sellers on the Soft Closing Date other customary transfer documents necessary to effect the transaction contemplated herein including without limitation: (a) the instruments set forth in Section 1.4(ii) and (b) the cash required pursuant to Section 1.2(i).

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by KNWN and the Sellers. Each of KNWN and the Sellers shall, severally, indemnify, hold harmless, defend and bear all costs of defending the Buyer, together with its partners, and its and their successors, heirs, personal representatives, trustees, beneficiaries, and assigns, from, against and with respect to any and all damage, loss, deficiency, expense (including, but not limited to, any court costs or expenses, and reasonable attorneys’, accountants’ and expert witness fees or expenses), action, suit, proceeding, demand, assessment or judgment (collectively, “Damages”) to or against Buyer arising out of or in connection with:

(i)	Any debt, obligation or liability of KNWN which is not expressly assumed by the Buyer herein, whether arising prior to or at the Date of Closing; and

(ii)

Any breach, inaccuracy or violation of or non-performance by KNWN or any of the Sellers of any of their representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement.

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8.2 Indemnification by the Buyer. The Buyer shall indemnify, hold harmless, defend and bear all costs of defending KNWN and the Sellers, together with their successors and assigns, from, against and with respect to any and all Damages to or against KNWN or any of the Sellers arising out of or in connection with:

(i)	Any debt, obligation, liability or commitment of KNWN which is expressly assumed by the Buyer herein; and

(ii)

Any breach, inaccuracy or violation of, or non-performance by, the Buyer or any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement.

8.3 Notice of Claims. If any claim is made against a party which, if sustained, would give rise to a liability of the other hereunder, that latter party (the “Indemnitee”) shall promptly cause notice of the claim to be delivered to the former party (the “Indemnitor”) and shall afford the Indemnitor and its counsel, at its sole expense, the opportunity to defend or settle the claim (and the Indemnitee shall have the right to participate at its sole expense). Any notice of a claim shall state specifically the representation, warranty, covenant or agreement with the alleged basis for the claim, and the amount of liability asserted against the Indemnitor by reason of the claim and the Indemnitor must promptly acknowledge its indemnification obligation. If such notice and opportunity are not given, or if any claim is compromised or settled without notice to and consent of the other, no liability shall be imposed by reason of such claim, but if notice is given and the Indemnitor fails to assume the defense of the claim within fifteen (15) days of mailing thereof, the claim may be defended, compromised or settled (except for a claim which does not involve a third party which cannot be settled without the consent of the Indemnitor) by the Indemnitee without the consent of the Indemnitor and the Indemnitor shall remain liable under this Article 8. During such fifteen (15) day period, the Indemnitee shall take all steps necessary to protect the interests of itself and the Indemnitor, including the filing of necessary responsive pleadings, the seeking of emergency relief and other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so. Notwithstanding the foregoing, the Indemnitee may, upon notice to Indemnitor, take control of any and all action necessary to (i) prevent its assets from being seized, attached or otherwise encumbered as a result of such third-party action and (ii) respond to and control any action requiring immediate response, such as prayers for injunctive and other emergency relief, provided that Indemnitee may participate in such defense at its sole cost and expense.

The parties shall cooperate at all times in reasonable requests for documents, testimony and other forms of assistance in connection with any claim pursuant to this Section 8.3. Indemnitor shall not in the defense of any such claim consent to the entry of any judgment against or affecting the Indemnitee (other than a judgment or a dismissal on the merits and without costs) except for the written consent of the Indemnitee, or enter into any settlement (except with the written consent of the Indemnitee) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a full release in respect to such claim.

If the claim does not arise from the claim or demand of a third party, the Indemnitor shall have thirty (30) days after the receipt of the written notice of such claim to object to the claim by giving written notice to the Indemnitee specifying the reasons for such objection or objections. If the Indemnitor does not so object to the claim, the total amount of the claim shall be promptly paid by the Indemnitor. If the Indemnitor objects to the claim and the parties are unable to settle any such dispute, then the parties shall have all rights and remedies at law or in equity, and either the Indemnitor or the Indemnitee may commence an action or proceeding to resolve such dispute.

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8.4 Limitation on Damages. The foregoing obligations described in Sections 8.1(i) and 8.2(i) shall be subject to and limited by the following principles and limitations:

(i)

All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through one year from the earlier of the (x) Hard Closing Date or (y) termination of this Agreement and shall thereafter terminate except: (a) those agreements referred to in Article 5 which shall survive according to their respective terms, (b) the representation and warranty contained in section 2.3 which shall survive through the applicable statute of limitations, and (c) the representation and warranty contained in section 2.10 which shall survive for the applicable statutes of limitations for tax purposes. Claims first asserted within the periods referred to above pursuant to section 8.3 hereof shall not be barred and shall survive indefinitely until such claims are resolved.

(iii)

No Damages will be assessed, or payment required of Seller or Buyer except to the extent of the post-tax effect on such Indemnitee (taking into account Indemnitee’s actual net income or loss together with tax carryforwards and carrybacks for the year in which Damages are paid).

(iv)

Subject to the limitations contained in section 9.2 herein, and except for remedies that cannot be waived as a matter of law, the indemnifications provided in this Article 8 shall be the sole and exclusive post-Closing remedy for damages available to any party hereto for any claim hereunder or arising in connection with the transactions contemplated hereby; except as described in section 9.1.(iv) regarding the Breakup Fee.

(v)	No party shall be liable to the other hereunder for any consequential, special or punitive damages.

(vi)

No party shall be liable for Damages or otherwise to the other party to the extent the claiming party had actual knowledge prior to the Soft Closing of any breach of warranty or agreement, inaccuracy of representation, non-fulfillment of agreement or condition or otherwise, and such warranty, representation, agreement or condition shall be deemed modified and amended to the extent of such actual knowledge.

(vii)

Each Seller’s liability for any Damages relating to KNWN shall be limited to that Seller’s pro rata share of funds received by that Seller and shall not be joint and several. Only that Seller shall be liable for Damages against that for any breach by a Seller.

ARTICLE 9

TERMINATION

9.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Hard Closing Date (individually, the “Terminating Event”):

(i)	By the mutual written consent of KNWN, the Sellers, and the Buyer;

(ii)

By the Buyer upon the material breach by either KNWN or any of the Sellers or the material inaccuracy or untruth of any of its covenants or agreements or representations or warranties contained in Article 2 or Article 4 of this Agreement, provided that such breach is not due to the actions of the Buyer and such breach is not remedied within thirty (30) days after receipt of notice thereof from the Buyer;

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(iii)

By any of KNWN or the Sellers upon the material breach by the Buyer or the material inaccuracy or untruth of any of its covenants or agreements or representations or warranties contained in Article 3 or Article 4 of this Agreement, provided that such breach is not due to the actions of either KNWN or any of the Sellers and such breach is not remedied within thirty (30) days after receipt of notice thereof from KNWN or any of the Sellers ;

(iv)	By the Buyer, if any of the conditions set forth in Article 6 of this Agreement have not been satisfied by the later of the Closing Date or August 31, 2021, and such condition or conditions have not been waived by the Buyer; and

(v)

By any of KNWN or the Sellers, if any of the conditions set forth in Article 7 of this Agreement have not been satisfied by the later of the Closing Date or August 31, 2021, and such condition or conditions have not been waived by any of KNWN or the Sellers.

(vi)

By any of KNWN or the Sellers in the event the Buyer is unable to obtain the funding necessary to pay the Purchase Price at Close, fifteen (15) days after written notice is received from Buyer explicitly stating such. In the event of termination of the Agreement pursuant to Section 9.1(vi) hereof, the parties hereto shall effectuate unwinding of all the transactions previously consummated pursuant to the Agreement and to undertake all actions necessary to unwind such transactions.

(vii)

By any of KNWN or the Sellers in the event the Buyer is unable to obtain the funding necessary to pay the Purchase Price post Close, thirty (30) days after written notice is received from Buyer explicitly stating such. In the event of termination of the Agreement pursuant to Section 9.1(vi) hereof, the parties hereto shall effectuate unwinding of all the transactions previously consummated pursuant to the Agreement and to undertake all actions necessary to unwind such transactions.

9.2 Remedies.

(i)

By the Buyer. In the event of the existence of the Buyer’s right to terminate pursuant to Section 9.1(ii) or (iv) hereof, the Buyer may at its sole election (i) waive such right and close (without waiving its rights to recover damages pursuant to Article 8), (ii) seek and be entitled to the remedy of specific performance (together with its reasonable attorneys’ fees), it being acknowledged by KNWN or any the Sellers that the Shares are unique and monetary damages would not be adequate, (iii) pursue all remedies at law or in equity and/or (iv) terminate the Agreement.

(ii)

By KNWN or any of the Sellers. If either KNWN or any of the Sellers terminates this Agreement pursuant to Section 9.1(iii) or 9.1(v), the terminating party shall at its election either (i) waive such right and close (without waiving its rights to receive damages pursuant to Article 8), or (ii) pursue all of its remedies at law or in equity, and/or (iii) terminate the Agreement. Notwithstanding anything contained herein to the contrary, it is understood and agreed that if the Buyer terminates this Agreement pursuant to the terms of Section 4.1 hereof, this Agreement shall terminate without any liability to any party and no party shall have any further rights hereunder. It is also understood and agreed that if either KNWN or any of the Sellers terminates this Agreement pursuant to the terms of Section 9.1(vi) or (vii) hereof, this Agreement shall terminate and liability will rest with the Buyer as described in section 9.2.(iii).

(iii)	Break Up Fee: In the event that financing to pay the Purchase Price is not obtained as provided below, Sellers shall be entitled to the following Break Up Fee as well as a return of the Shares.

(a)

Close: In the event that the Buyer is unable to complete satisfactory financing arrangements required to provide the funding necessary to close , Buyer shall issue a convertible note or equity instrument in the amount of $500,000, with terms to be mutually agreed upon between KNWN and Buyer during the notice period in Section 9.1(vi).

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ARTICLE 10

GENERAL PROVISIONS

10.1 Confidential Nature of Information. Each party hereto agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby, the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, all copies of non-public documents and material which have been furnished in connection therewith shall be promptly returned to the party furnishing the same, shall continue to be treated as confidential information and shall not be used for the benefit of the party who returned such confidential information.

10.2 Definition of Knowledge. Whenever the term “knowledge”, or terms of similar meaning, of either KNWN or any of the Sellers is used herein, such term shall mean either KNWN or any of the Sellers’ knowledge after a due and diligent inquiry of those whom either KNWN or any of the Sellers reasonably believes to be the appropriate executive personnel of either KNWN or any of the Sellers responsible for and knowledgeable of either KNWN or any of the Sellers and the business of KNWN; provided, however, that the actual knowledge of such executive personnel of either KNWN or any of the Sellers shall not be imputed to either KNWN or any of the Sellers if such personnel fails to disclose accurate information to either KNWN or any of the Sellers .

10.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without giving effect to the provisions, policies or principles of the State of Florida relating to choice or conflict of laws.

10.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, or when sent by registered or certified mail or prepaid overnight courier or by legible facsimile addressed as follows:

If to the Buyer, to:

Teresa McWilliams, CFO

Aluf Holdings, Inc.

4801 S University Drive, Suite 227

Hollywood, FL 33025

If to the Seller, to:

Eric Dresdale

CEO & Co-Founder

KNWN Technologies, Inc.

7401 E. Country Club Blvd.

Boca Raton, FL 33487

with a copy (which shall not constitute notice) to:

Michael D. Karsch, Esq.

Rice Pugatch Robinson Storfer & Cohen, PLLC

101 NE Third Avenue, Suite 1800

Fort Lauderdale, FL 33301

or to such address as such party may indicate by a notice delivered to the other parties hereto. Notice is deemed received the same day (in the case of personal delivery), three (3) days after mailing (in the case of registered mail) and the next business day (in the case of overnight courier or facsimile transmission).

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10.5 Successors and Assigns.

(i)

The rights of the parties under this Agreement shall not be assignable except that the Buyer may assign its rights hereunder to any entity which is an affiliate (as such term is defined under the Securities Exchange Act of 1934, as amended) of the Buyer; provided that (i) such entity expressly assumes all of the Buyer’s obligations under this Agreement and makes in favor of KNWN and each of the Seller’s representations and warranties similar in all material respects to the representations and warranties of the Buyer contained in Article 3 hereof; and (ii) Buyer shall remain liable for all of its obligations under this Agreement (subject to clause (iii) below).

(ii)

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this section 10.5 any right, remedy or claim under or by reason of this Agreement.

(iii)

The obligations of the Buyer contained hereunder shall be non-recourse to the Buyer, its partners and agents, and no resort may be had against any of such persons by either KNWN or any of the Sellers as a result of any breach or default hereunder.

10.6 Entire Agreement; Amendments. This Agreement and the Exhibits referred to herein and the documents delivered pursuant hereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

10.7 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.8 Expenses. Each party hereto will pay all of its respective costs and expenses incurred incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

10.9 Execution of Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement and shall become binding when one or more counterparts have been agreed by each of the parties and delivered to each of KNWN and the Sellers and the Buyer.

10.10 Further Assurances of KNWN and the Sellers. From time to time following the Closing, KNWN and each of the Sellers shall execute and deliver to the Buyer such other instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, the Buyer and put the Buyer in possession of, any part of the Shares.

10.11 Forum. All actions, suits and prosecutions of any of the terms and conditions hereof (except for the parties’ rights under section 8.1, 8.2 and 8.3) including the enforcement of this Agreement shall be brought in the courts located in Broward County, Florida, each party consenting to the jurisdiction of such courts and agreeing not to seek any change in venue or forum non conveniens.

10.12 Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

KNWN TECHNOLOGIES, INC.

By:
Eric Dresdale, CEO

ATTEST:

By:
Its ______ Secretary

BUYER: ALUF HOLDINGS, INC.

By:
Teresa McWilliams, CFO

ATTEST:

By:
Its ______ Secretary

[Shareholders’ signatures on following page]

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KNWN Selling Shareholders

Name		Signature	Number of common shares

1.	Eric Dresdale		3,550,000 shares – common

2.	Richard Kane		1,200,000 shares – common

3.	Frank J. Cotroneo		1,000,000 shares – common

4.	Mark Harrington		200,000 shares – common

5.	Bret Abish		50,000 shares – common

6.	Michael Karsch		50,000 shares – common

7.	Jay Berkowitz		50,000 shares – common

8.	Alan Silberberg		50,000 shares – common

9.	Tal Clark		50,000 shares – common

10.	Juan Santaella		50,000 shares – common

11.	Alfredo Perez		25,000 shares – common

12.	Stephanie Fisher		31,250 shares – common

13.	Capital Factory		63,373 shares – common

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Exhibit B – Assumed Liabilities and Debts of KNWN

Section 1.2 (iv)

Trade Accounts Payable: Estimated at $102,000.00

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Exhibit C – Key Employees

Section 5.2

1. Eric Dresdale

2. Richard Kane

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